UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2015

DATARAM CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route 571, P.O. Box 7258, Princeton, NJ		08543-7528
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, David A Moylan was appointed as President and CEO of Dataram Corporation (the “Company,” “we,” “our,” or “us”) on January 22, 2015. As a result, he was no longer an independent member of our Board of Directors (the “Board”) and, therefore, was required to resign from the Company’s Audit Committee. In connection with that change, the Listing Qualifications Department of The NASDAQ OMX Group (“NASDAQ”) sent us a letter notifying us that we were no longer in compliance with the NASDAQ’s audit committee requirements as set forth in listing Rule 5605 because our Audit Committee then had two members rather than the three independent Audit Committee members required by the Rule. Consistent with the Rule, NASDAQ provided the following cure period:

-	Until the earlier of the Company’s next annual shareholders’ meeting or January 22, 2016; or
-	If the next annual shareholders’ meeting is held before July 21, 2015, then we must evidence compliance no later than July 21, 2015.

We completed the process of interviewing candidates to serve as another independent board member and on the Audit Committee. Trent Davis was appointed to our Board on June 8, 2015, as an Independent Director and the third member of our Audit Committee. We have regained compliance with Rule 5605 within the required timeframe.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2015, our Board appointed our Chairman of the Board, David A. Moylan, 47, as our permanent President and Chief Executive Officer. Mr. Moylan has served in those roles on an interim since January 22, 2015. David will continue to receive the same compensation as he received in his interim role: an annual base salary of $200,000 and eligibility for a 50% bonus based achievement of certain performance targets and will also receive a grant of 25,000 common shares and a three-year option to purchase up to 50,000 shares of our common stock at an exercise price of $1.00 per share. He will also remain as our Chairman of the Board. A copy of the offer letter and change of control severance agreement are attached as exhibits 99.1 and 99.2.

Concurrently, Anthony M. Lougee, 53, assumed the role of our corporate Secretary, replacing Richard Butler in that capacity. Mr. Lougee has been employed by the Company since 1991, initially as our Accounting Manager. In 2002, he was named an executive officer and currently serves as our Controller and Chief Accounting Officer, a position he has held since 1999.

On June 8, 2015, the Board also appointed Trent D. Davis, age 47, as an Independent Director and member of our Audit Committee. Mr. Davis is President and COO of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small- to mid-size companies. Trent is also currently the Chairman of the Board for Majesco Entertainment Company (NASDAQ: COOL), which is an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world.

From November 2013 until July 2014, Mr. Davis served as the President and a director of Paulson Capital Corp. (formerly Nasdaq: PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines (NASDAQ: VBIV). He now serves as a member of its board of directors and its audit committee. Trent was also the Chief Executive Officer of Paulson Investment Company, a subsidiary of Paulson Capital Corp, from July 2005 until October 2014, where he supervised all operations and over 200 investment representatives overseeing $1.5 billion in client assets. Prior to that, commencing in 1996, he served as Senior Vice President of Syndicate and National Sales of Paulson Investment Company, Inc.

Mr. Davis has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, he served as a board member, and was Chairman of the National Investment Banking Association.

Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland and held the following FINRA Licenses: Series 7, 24, 63, 66, and 79. Based on his corporate restructuring and recapitalizing experience and his investment banking experience in connection with the capital-raising needs of small- to mid-size companies, our Board believes that he will provide significant value to us as a director and member of our Audit Committee.

On June 8, 2015, our Board also reaffirmed David A. Moylan and Anthony M. Lougee as Corporate Officers. David S. Sheer, 54, will not continue as a Corporate Officer. Mr. Sheer has been an officer of Dataram since 2009, and will remain with the Company.

There are no family relationships among Messrs. Moylan, Davis, or Lougee and any of our other directors or executive officers. Neither Messrs. Moylan, Davis, nor Lougee have engaged in any transactions with us that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1 99.2	David A. Moylan Permanent CEO Offer Letter David A. Moylan Change in Control Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: June 12, 2015
/s/ DAVID A. MOYLAN
(Signature)
David A. Moylan
Chairman and Chief Executive Officer